FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
ANNOUNCES COMPLETION OF ACQUISITION OF
STEWART ENTERPRISES, INC.

HOUSTON, Texas, December 23, 2013 . . . Service Corporation International (NYSE: SCI) announced that today it has completed its acquisition of Stewart Enterprises, Inc. (Nasdaq GS: STEI). Under the terms of the merger agreement, each outstanding share of Stewarts’ common stock has been converted into the right to receive $13.25 in cash. As a result of the acquisition, the common stock of Stewart will cease to be publicly traded and will no longer be listed on the Nasdaq Stock Market.

“This is an exciting day for our company and the work we have done over the past several months positions us well to successfully integrate the two companies,” said Tom Ryan, President and Chief Executive Officer.  “I would like to welcome the Stewart employees and thank the employees of both companies for their dedication and professionalism during this transition period” continued Mr. Ryan. “Together, as we look to the future by focusing on continuous operating improvement while enhancing our customer experience and deploying capital responsibly, we believe that we can continue to create value for our customers and our shareholders.”

The acquisition was completed following SCI’s agreement with the U.S. Federal Trade Commission (the “FTC”) to the entry of a consent decree and an Order to Hold Separate and Maintain Assets which has been accepted by the FTC for public comment.  The consent decree requires SCI to divest certain Stewart and SCI assets. These assets include 91 locations with 2012 EBITDA of approximately $53 million.  SCI has commenced discussions with potential buyers and expects to complete all divestitures within the six month time period required by the consent decree.  Buyer interest in the divestiture assets continues to be robust.

Mr. Ryan concluded, “We are pleased to have reached a mutually satisfactory agreement with the FTC that permitted us to complete this highly beneficial transaction for SCI and its shareholders.”

Forward-Looking Statements

Certain statements contained in this press release regarding expected future events, as well as certain information in other filings with the Securities and Exchange Commission (“SEC”) and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “will,” “continue,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations and beliefs of SCI management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, various uncertainties associated with the funeral service industry in general and Stewart’s and SCI’s operations in particular; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that planned divestitures may take longer than expected, or that the net proceeds from any divestitures may be less than anticipated; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in Stewart’s and SCI’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors.” SCI undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. After giving effect to the acquisition and related transactions, we will own and operate 1,595 funeral homes and 477 cemeteries (of which 262 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia, and Puerto Rico.

Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For Additional Information Contact

Investors: Debbie Young – Director of Investor Relations	(713) 525-9088

Media: Lisa Marshall – Managing Director/Corporate Communications	(713) 525-3066